EXHIBIT 4.1

This FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of November 25, 2022 (the “Effective Date”), is among The Bank of New York Mellon (as successor to The Chase Manhattan Bank), as trustee (the “Trustee”), The Goodyear Tire & Rubber Company, an Ohio corporation (the “Successor Issuer”), and Cooper Tire & Rubber Company, a Delaware corporation (the “Existing Issuer”), as the “Company” under the Indenture (as defined below).

RECITALS

WHEREAS, the Existing Issuer and the Trustee are parties to that certain Indenture, dated as of March 17, 1997 (the “Indenture”);

WHEREAS, the Existing Issuer’s 7.625% Senior Notes due 2027 (the “Notes”) were issued under the Indenture and under the Prospectus Supplement dated March 20, 1997;

WHEREAS, the Existing Issuer is a direct, wholly-owned subsidiary of the Successor Issuer;

WHEREAS, the Existing Issuer will transfer substantially all of its assets to the Successor Issuer on the Effective Date pursuant to that certain Asset Transfer Agreement, dated as of November 22, 2022 and effective as of November 25, 2022, by and between the Existing Issuer, as transferor, and the Successor Issuer, as transferee (the “Transfer”);

WHEREAS, the terms of the Indenture require that, upon such Transfer, the Successor Issuer execute and deliver a supplemental indenture to the Trustee pursuant to which the Successor Issuer assumes all of the obligations of the Existing Issuer under the Indenture and the Notes; and

WHEREAS, the parties hereto are entering into this Supplemental Indenture pursuant to, and in accordance with, Section 9.1 of the Indenture.

NOW, THEREFORE, in consideration of the premises, the Successor Issuer, the Existing Issuer and the Trustee agree as follows:

ARTICLE I

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

Section 1.01 Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Indenture. The words “herein”, “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II

ASSUMPTION

Section 2.01 Assumption.

Pursuant to, and in compliance and accordance with, Article IX of the Indenture, commencing on the Effective Date, the Successor Issuer expressly assumes the due and punctual payment of the principal of and interest on all the Securities and Coupons, if any, according to their tenor (including the Notes), and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed or observed by the “Company” under the Indenture. The Successor Issuer hereby agrees to be bound by all the terms, provisions and conditions of the Indenture and the Securities (including the Notes) and agrees that it shall succeed to, and be substituted for, and may exercise every right and power of, the Existing Issuer under the Indenture with the same effect as if the Successor Issuer had been named as the “Company” under the Indenture and the Securities (including the Notes).

Pursuant to Section 9.2 of the Indenture, the parties hereto acknowledge that, upon the Effective Date, (a) the Successor Issuer shall succeed to and be substituted for the “Company” under the Indenture and the Securities (including the Notes), with the same effect as if it had been named therein, and (b) the Existing Issuer shall be discharged from all obligations and covenants under the Indenture and the Securities (including the Notes).

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.01 Representations and Warranties. The Successor Issuer represents and warrants that:

(a)
it has all necessary power and authority to execute and deliver this Supplemental Indenture and to perform the covenants and conditions of the Indenture;
(b)
it has authorized this Supplemental Indenture by or in accordance with a resolution of its Board of Directors;
(c)
the Transfer has occurred substantially concurrently herewith;
(d)
it is a corporation organized and existing under the laws of the State of Ohio,
(e)
after giving effect to the Transfer and this Supplemental Indenture, it will not be in default in the performance or observance of any covenant or condition under the Indenture to be performed or observed by the “Company” thereunder; and
(f)
this Supplemental Indenture is executed and delivered pursuant to Section 9.1 of the Indenture and does not require the consent of any Securityholders in accordance with Section 8.1 of the Indenture.

ARTICLE IV

MISCELLANEOUS

Section 4.01 Notices. From and after the date hereof, the Successor Issuer hereby designates the below address for notices or communications to the Successor Issuer contemplated by Section 11.4 of the Indenture:

The Goodyear Tire & Rubber Company

200 Innovation Way

Akron, Ohio 44316-0001

Attention: Treasurer

Section 4.02 Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

Section 4.03 Successors and Assigns. All the covenants, stipulations, promises and agreements in the Indenture, as supplemented and amended by this Supplemental Indenture, contained by or on behalf of the Successor Issuer, the Existing Issuer or the Trustee shall bind its respective successors and assigns, whether so expressed or not.

Section 4.04 Effect of Headings; Gender. The Article and Section headings herein are for convenience only and shall not affect the construction hereof. The use of the masculine, feminine or neuter gender herein shall not limit in any way the applicability of any term or provision hereof.

Section 4.05 Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not, to the fullest extent permitted by law, in any way be affected or impaired thereby.

Section 4.06 Ratification of the Indenture. The Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture will be deemed part of the Indenture in the manner and to the extent herein and therein provided.

Section 4.07 Governing Law. This Supplemental Indenture shall be deemed to be a contract under the laws of the State of New York and for all purposes shall be construed in accordance with the laws of such State.

Section 4.08 Recitals. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or the due execution hereof by the Successor Issuer or the Existing Issuer or for or in respect of the recitals contained herein, all of which recitals are made by the Successor Issuer and Existing Issuer.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly signed as of the date first written above.

THE GOODYEAR TIRE & RUBBER COMPANY,

as Successor Issuer

By: /s/ Christina L. Zamarro

Name: Christina L. Zamarro

Title: Vice President, Finance and Treasurer

COOPER TIRE & RUBBER COMPANY,

as Existing Issuer

By: /s/ Christina L. Zamarro

Name: Christina L. Zamarro

Title: Vice President and Treasurer

THE BANK OF NEW YORK MELLON,

as Trustee

By: /s/ Francine Kincaid

Name: Francine Kincaid

Title: Vice President